EXHIBIT 99.1

Commerce One Receives $5.0 million in Note and Warrant Financing

SAN FRANCISCO, CA - DECEMBER 31, 2003 - Commerce One, Inc. (NASDAQ: CMRC) announced today that it has received a $5.0 million financing from ComVest Investment Partners II, a targeted $250 million investment fund that is focused on investing in growth businesses in the information technology, healthcare and telecommunication industries, and other private investment funds. Commerce One intends to use the net proceeds from the financing to increase the sales and marketing efforts for the Commerce One Conductor platform, as well as for general working capital needs.

Under the terms of the agreements for the financing, Commerce One issued secured promissory notes in the aggregate principal amount of $5.0 million and warrants to purchase common stock of the company. The notes bear interest at a rate varying from 6% to 10% over the term of the notes, are due on March 31, 2005 or sooner upon the occurrence of certain events of default or other events, and are secured by certain assets of the company. The warrants are exercisable to purchase 2,568,493 shares of the company's common stock, at an exercise price of $.001 per share, for a period of one year following the financing. Up to 513,699 shares may be repurchased by Commerce One for a nominal amount if it repays the notes on or before April 30, 2004 and other conditions are met. Upon an event of default, the notes become convertible, subject to certain limitations, into shares of the Company's common stock at a conversion price based on the market value of the common stock at the time of the default.

For more detailed information regarding the terms and conditions of the financing, please refer to the Form 8-K to be filed by Commerce One with the Securities and Exchange Commission in connection with the financing.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the securities laws. These forward-looking statements include statements concerning the planned use of the proceeds from the financing. These statements reflect the current views and assumptions of Commerce One, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These factors include, but are not limited to, the following: the delay or failure of customers to purchase Commerce One products or services as expected; the risks associated with the release of new versions of products; the risk that the composite process management market does not develop further or gain further importance; factors affecting the ability of the company to realize significant savings from its cost-cutting measures; the inability to collect accounts receivable; constraints imposed by the company's limited capital; difficulties in raising additional capital; difficulties in locating and closing transactions with potential buyers of some or all of the company's business; the potential for future defaults under the agreements for the financing; the depressed market for new technology investments; various external factors, including economic, political and other global conditions; and various other risks including, without limitation, those discussed in Commerce One's filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended September 30, 2003. The information provided in this press release is current as of the date of its publication. Commerce One expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Contact

Narry Singh, SVP Marketing

(415) 644-8767